Exhibit 99.1

For Immediate Release:	November 21, 2012

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622 mshaw@rockvillebank.com	860-291-3765 ajeamel@rockvillebank.com

Rockville Financial, Inc. (RCKB) Announces First-Ever Special Cash Dividend

ROCKVILLE, Conn., November 21, 2012 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), announced today that its Board of Directors voted to pay a special cash dividend of $0.16 per share on December 10, 2012, to shareholders of record as of December 3, 2012.

“Rockville Financial, Inc. has enjoyed solid financial performance; we are significantly overcapitalized and generating capital internally. As we’ve previously said, return of capital is a key strategy for our Company,” said William (Bill) H.W. Crawford IV, President and Chief Executive Officer of Rockville Financial, Inc. and Rockville Bank. “We continuously look at all of our capital deployment options. At this time, we believe a 16-cent special cash dividend is a prudent use of shareholder capital.”

On October 25, 2012, Rockville announced its highest quarterly earnings in its 154 year history for the quarter ended September 30, 2012. The Company also announced its twenty-sixth consecutive quarterly dividend ($0.10 per share) since becoming a public company in 2005, an 11% increase from the prior quarter and a 54% increase from its second step conversion in March 2011.

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 21-branch community bank serving Tolland, Hartford and New London counties in Connecticut. Rockville Bank has established a New Haven County Commercial Banking Office in Hamden, Conn., and will be opening a full service branch in West Hartford, Conn., in the coming months. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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